Stifel Reports August 2025 Operating Data

ST. LOUIS, MO, September 25, 2025 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for August 31, 2025, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based client assets hit record highs, up 9% and 14% year-over-year, driven by strong recruiting and market gains. The benefit of our diversified funding mix was illustrated by the continued growth in treasury deposits, up 6% month-over-month, which effectively offset a 1% decline in client money market and insured product balances that was primarily due to lower Smart Rate balances. Momentum is building in our Institutional Group as the capital raising and M&A environment has improved significantly since earlier this year. Barring a significant market downturn, we anticipate a stronger second half of the year for this segment.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	8/31/2025	8/31/2024	7/31/2025	8/31/2024	7/31/2025

Total client assets	$532,742	$489,237	$522,303	9%	2%

Fee-based client assets	$213,635	$187,344	$209,084	14%	2%

Private Client Group fee-based client assets	$186,679	$163,824	$182,534	14%	2%

Bank loans, net (includes loans held for sale)	$21,646	$20,323	$21,605	7%	0%

Client money market and insured product (1)	$25,436	$26,503	$25,683	(4)%	(1)%

Treasury deposits (2)	$7,647	$4,278	$7,246	79%	6%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash
(2)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations